[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                                                                   Exhibit 10.21


                           EXCLUSIVE LICENSE AGREEMENT

      This Exclusive License Agreement (the "Agreement") is made as of this 28 day of December, 2005 (the "Effective Date"), by and between Georgetown University and Johns Hopkins University as LICENSORS and Molecular Insight Pharmaceuticals, Inc. as LICENSEE, each being a "Party" to this Agreement and collectively referred to as the "Parties".

      In consideration of the mutual promises and covenants set forth below, the Parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      As used in this Agreement, the following terms shall have the following meanings:

      1.1 AFFILIATE: any company, corporation, or business entity controlled by, controlling, or under common control with LICENSEE. For this purpose, "control" means direct or beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of such corporation or other business. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

      1.2 FIELD: the development, manufacture, use and sale of diagnostic imaging and radiotherapeutic compounds.

      1.3 LICENSOR(S): The licensors are Georgetown University a nonprofit educational corporation with a place of business at 37th and O Streets, N.W., 202 Healy Hall, Washington, District of Columbia 20057 (individually referred to as "GEORGETOWN"), and Johns Hopkins University a nonprofit educational corporation with a place of business at 100 North Charles Street, 5th Floor, Baltimore, MD 21201 (individually referred to as "HOPKINS").

      1.4 LICENSED PROCESSES: the processes covered by PATENT RIGHTS or some portion thereof.

      1.5 LICENSED PRODUCTS: products covered by PATENT RIGHTS or products made or services provided in accordance with or by means of LICENSED PROCESSES. Compounds that differ only by the specific radionuclide conjugated thereto, shall be considered to be the same single LICENSED PRODUCT.

      1.6 LICENSEE: Molecular Insight Pharmaceuticals, Inc. a corporation organized under the laws of Delaware having its principal offices at 160 Second Street Cambridge, MA 02142.

      1.7 NET SALES: the gross amount invoiced, on all of LICENSED PRODUCTS by LICENSEE, minus the following deductions to the extent that they are actually incurred:

            (a) customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken;

            (b) amounts repaid or credited by reason of rejection or return;

            (c) taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE or sublicensees; and

            (d) reasonable charges for delivery or transportation provided by third parties, if separately stated.

            NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE or sublicensees for the sale, lease, or transfer of LICENSED PRODUCTS.

      1.8 NON-COMMERCIAL RESEARCH PURPOSES: use of PATENT RIGHTS by GEORGETOWN or HOPKINS and not for the benefit of a third party engaged in commercial undertakings, for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the PATENT RIGHTS in the production or manufacture of products for sale or the performance of services for a fee or otherwise for the benefit of a third party.

      1.9 NON-ROYALTY SUBLICENSE INCOME: Sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments by sublicensees to LICENSEE on account of sublicenses granted pursuant to this Agreement. Payments to LICENSEE by any sublicensee for research and/or development services by LICENSEE or fair market value payments made in consideration for the issuance of equity or debt securities of LICENSEE are not considered NON-ROYALTY SUBLICENSE INCOME. Sponsored research shall not be considered NON-ROYALTY SUBLICENSE INCOME.

      1.10 PATENT RIGHTS: United States patent application serial number 60/347,487 entitled "Imaging Agents and Methods of Imaging NAALADASE or PSMA" (now 10/340,864 and PCT/US03/00680, both filed on 01-10-2003), the inventions described and/or claimed therein, and including any provisional, divisional, continuation, and continuation-in-part applications, (to the extent the CIP is owned or controlled by GEORGETOWN of HOPKINS, and the claims are directed to subject matter specifically described in parent applications), patents issuing thereon or reissues thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent owned or controlled by GEORGETOWN and/or HOPKINS. PATENT RIGHTS shall further include any assays, research data, information and know-how related to the above referenced patent application.

      1.11 PHASE II CLINICAL TRIAL: clinical human trials with a LICENSED PRODUCT in patients with the targeted medical condition, to assess short-term safety and diagnostic or therapeutic dose-range finding (minimum and maximum doses) and determine short-term side effects and risks associated with an investigational product.

      1.12 PHASE III CLINICAL TRIAL: pivotal clinical human trials with a LICENSED PRODUCT in patients with the targeted medical condition, to demonstrate short and long term safety and efficacy and assess overall diagnostic or therapeutic value as well as determine the benefit/risk relationship of an investigational product, where the trial is of a kind acceptable to the U.S. Food and Drug Administration or an equivalent foreign regulatory authority elsewhere in the TERRITORY, as a submission for approval of a commercial drug product.

      1.13 TERRITORY: worldwide.

      1.14 The terms "Public Law 96-517" and "Public Law 98-620" include all amendments to those statutes.

      1.15 The terms "sold" and "sell" include, without limitation, leases and other transfers and similar transactions.

                                   ARTICLE II
                                 REPRESENTATIONS

      2.1 GEORGETOWN is the owner by assignment from Alan Kozikowski and Jiazong Zhang, and HOPKINS is the owner by assignment from Martin Pomper and John Musachio, who to the knowledge of the LICENSORS are collectively are inventors of the PATENT RIGHTS, and that each individual inventor has assigned to GEORGETOWN or HOPKINS as appropriate, their entire right, title and interest in the PATENT RIGHTS and in the inventions described and/or claimed therein.

      2.2 GEORGETOWN and HOPKINS have the authority to issue the licenses granted under the PATENT RIGHTS in Article III herein. GEORGETOWN and HOPKINS warrant that no other licenses have been granted under the PATENT RIGHTS in the FIELD, such that would result in a conflict with the rights granted exclusively by this Agreement.

      2.3 GEORGETOWN and HOPKINS are committed to the policy that ideas or creative works produced at GEORGETOWN and HOPKINS should be used for the greatest possible public benefit, and believe that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

      2.4 LICENSEE is prepared and intends to use commercially reasonable diligence to develop and to bring LICENSED PRODUCTS to market which are subject to this Agreement.

      2.5 LICENSEE is desirous of obtaining an exclusive license in the TERRITORY in order to practice the PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture, use and sell in the commercial market the products made in accordance therewith, and LICENSORS are desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

                                   ARTICLE III
                                 GRANT OF RIGHTS

      3.1 GEORGETOWN and HOPKINS jointly and individually, hereby grant to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, in all times within the TERRITORY and in the FIELD:

            (a) an exclusive commercial royalty-bearing license under the PATENT RIGHTS, to make, have made, use, have used, sell, have sold and import the LICENSED PRODUCTS and to practice the LICENSED METHODS, said royalties to apply during the term of this Agreement for the life of the PATENT RIGHTS on a country-by-country basis.

            (b) Such exclusive license shall further include the right to grant sublicenses, subject to LICENSORS' approval, which approval shall not be unreasonably withheld. Sublicenses shall survive termination of this agreement.

            (c) In order to provide LICENSEE with commercial exclusivity for so long as the license under PATENT RIGHTS remains exclusive, LICENSORS agree that neither will grant licenses under the PATENT RIGHTS to others except as required by LICENSORS' obligations in paragraph 3.2(a) or as permitted in paragraph 3.2(b) and that they will not provide LICENSED PRODUCTS to others for any commercial purpose.

      3.2 The granting and exercise of the license granted in Section 3.1 is subject to the following conditions:

            (a) The United States Government may have limited rights to the technology disclosed in the PATENT RIGHTS under Public Law 96-517 and Public Law 98-620. Any rights granted in this Agreement are taken subject to, and shall not be greater than that permitted under Public Law 96-517, or Public Law 98-620, or shall be subject to modification as may be required to conform to the provisions of those statutes.

            (b) GEORGETOWN and HOPKINS for themselves and for other academic and non-profit research entities, reserve the right to make, use, and transfer the LICENSED PRODUCTS and to practice the PATENT RIGHTS solely for non-commercial, educational and research purposes.

            (c) LICENSEE shall use diligent efforts to effect introduction of the LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with regulatory review and sound and reasonable business practice and judgment; thereafter, until the termination of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public.

            (d) At any time after ten (10) years from the Effective Date of this Agreement, LICENSOR may terminate or render this license non-exclusive if, in LICENSORS' reasonable judgment, the progress reports furnished by LICENSEE do not demonstrate that LICENSEE:

                  (i) has put the licensed subject matter into commercial use in the country or countries hereby licensed, directly or through a sublicense, and is keeping the licensed subject matter reasonably available to the public, or

                  (ii) is engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving 3.2(d)(i).

            (e) In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the sublicensee use commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible. LICENSEE shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement, except: (i) the sublicensee may not further sublicense the PATENT RIGHTS; and (ii) the rate of royalty on NET SALES paid by the sublicensee to the LICENSEE shall not be less than the rate specified in Paragraph 4.4. Copies of all sublicense agreements shall be provided promptly to LICENSORS by the LICENSEE.

            (f) A license in any other territory or field of use in addition to the TERRITORY and/or FIELD shall be the subject of a separate agreement and shall require LICENSEE's submission of evidence, satisfactory to LICENSORS, demonstrating LICENSEE's willingness and ability to develop and commercialize in such other territory and/or field of use the kinds of products or processes likely to be encompassed in such other territory and/or field.

            (g) During the period of exclusivity of this license in the United States, LICENSEE shall cause any LICENSED PRODUCT produced for sale in the United States to be manufactured substantially in the United States.

      3.3 All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, shall remain and shall in no way be affected by this Agreement.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                   ARTICLE IV
                             PAYMENTS AND ROYALTIES

      4.1 Payments specified herein as payable to LICENSOR shall refer to a single payment made collectively to GEORGETOWN and HOPKINS, and shall not be due individually to each.

      4.2 LICENSEE shall pay to LICENSOR non-refundable license fee in the sum of [*] Dollars ($[*]) within thirty (30) days after execution of this Agreement. On the year anniversary of the Effective Date, and every year following for the term of this Agreement, LICENSEE shall pay to LICENSOR a non-refundable license maintenance fee in the sum of [*] Dollars ($[*]), within thirty (30) days of the anniversary date.

      4.3 For each LICENSED PRODUCT, LICENSEE shall pay to LICENSOR the following milestone payments within thirty (30) days after the event specified (unless otherwise stated):

            a) Upon successful completion of a PHASE II CLINICAL TRIAL, the sum of [*] Dollars ($[*]);

            b) Upon successful completion of a PHASE III CLINICAL TRIAL, the sum of [*] Dollars ($[*]); and

            c) Within ninety (90) days of first commercial sale of a LICENSED PRODUCT, the sum of [*] Dollars ($[*]).

            d) If LICENSEE should choose to enter into more than one clinical trial with a LICENSED PRODUCT (for example, multiple IND applications) or a trial with more than one LICENSED PRODUCT, then the milestone payments for subsequent trials or additional LICENSED PRODUCTS shall be reduced by [*] percent ([*]%).

            e) The milestone payments paid to LICENSOR as provided in Section 4.3(c) above, shall be creditable against [*] due in the year the milestone is achieved

      4.4 For each LICENSED PRODUCT, (a) LICENSEE shall pay to LICENSOR during the term of this Agreement and on a country-by-country basis, a royalty under the PATENT RIGHTS of [*] percent ([*]%) of NET SALES for sales of diagnostic LICENSED PRODUCTS, and [*] percent ([*]%) of NET SALES for sales of therapeutic LICENSED PRODUCTS by itself, its AFFILIATES or its sublicensees.

            (b) In the case of payments received from sublicenses, LICENSEE shall also pay to LICENSOR [*] percent ([*]%) of all NON-ROYALTY SUBLICENSE INCOME.

                  (c) If the license pursuant to this Agreement is converted to a non-exclusive one and if other non-exclusive licenses in the same field and territory are granted, the above royalties shall not exceed the royalty rate to be paid by other licensees in the same field and territory during the term of the non-exclusive license.

                  (d) NET SALES shall be calculated based on the final sale of the LICENSED PRODUCTS to an independent third party. For example, on sales between LICENSEE and its AFFILIATES or sublicensees for resale to a third party, the royalty shall be paid once, based only on the NET SALES of the AFFILIATE or sublicense to the third party who is an end user of the LICENSED PRODUCT. In the event the LICENSED PRODUCT occurs in combination with or is otherwise incorporated in another product, such NET SALES shall be computed on the basis of net sales of other product multiplied by a percentage equal to the following fraction: A/(A + B), in which A is the market price of the LICENSED PRODUCT and B is the market price of the other product.

                                    ARTICLE V
                                    REPORTING

      5.1 Prior to signing this Agreement, LICENSEE has provided to LICENSOR a research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement. Such plan includes projections of sales and proposed marketing efforts.

      5.2 No later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to LICENSOR a written annual progress report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the progress report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Section 5.1, LICENSEE shall explain the reasons for the difference and propose a modified research and development plan for LICENSORS' review and approval. LICENSEE shall also provide any reasonable additional data LICENSOR requires to evaluate LICENSEE's performance.

      5.3 LICENSEE shall report to LICENSOR the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

      5.4 (a) LICENSEE shall submit to LICENSOR within sixty (60) days after each calendar half year ending June 30 and December 31, a ROYALTY REPORT certified by an officer of LICENSEE, which shall include for such half year at least the following information:

            (i) the number of LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and sublicensees in each country;

            (ii)  total billings for such LICENSED PRODUCTS;

            (iii) an accounting for all LICENSED PROCESSES used or sold;

            (iv)  deductions applicable to determine the NET SALES thereof;

            (v) the amount of NON-ROYALTY SUBLICENSE INCOME received by LICENSEE; and

            (vi) the amount of royalty due thereon and a detailed listing of all deductions from royalties, or if no royalties are due to LICENSOR for any reporting period, the statement that no royalties are due.

      (b) LICENSEE shall pay to LICENSOR with each such Royalty Report the amount of royalty due with respect to such half year. If multiple technologies are covered by the license granted hereunder, LICENSEE shall specify which PATENT RIGHTS are utilized for each LICENSED PRODUCT and LICENSED PROCESS included in the Royalty Report.

      (c) All payments due hereunder shall be deemed received when funds are credited to LICENSOR's bank account and shall be payable by check or wire transfer in United States Dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street Journal) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.

      (d) All such reports shall be maintained in confidence by LICENSOR except as required by law; however, LICENSOR may include in its usual reports annual amounts of royalties paid.

      (e) Late payments shall be subject to a charge of one and one half percent (1 1/2%) per quarter, or $250, whichever is greater.

      5.5 In the event of acquisition, merger, change of corporate name, or change of make-up, organization, or identity, LICENSEE shall notify LICENSOR in writing within thirty (30) days of such event.

      5.6 If LICENSEE or any AFFILIATE or sublicensee (or optionee) does not qualify as a "small entity" as provided by the United States Patent and Trademark Office, LICENSEE must notify LICENSOR immediately.

                                   ARTICLE VI
                                 RECORD KEEPING

      6.1 LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due to LICENSOR hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an accountant selected by LICENSOR, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this paragraph, LICENSOR's accountant shall have reasonable access to all records which LICENSOR reasonably believes to be relevant to the calculation of royalties under Article IV.

      6.2 LICENSOR's accountant shall not disclose to LICENSOR any information other than information relating to the accuracy of reports and payments made hereunder.

      6.3 Such examination by LICENSOR's accountant shall be at LICENSOR's expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to LICENSOR had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per quarter.

                                   ARTICLE VII
                          PATENT FILING AND MAINTENANCE

      7.1 Following execution of this Agreement, LICENSOR shall prepare a written invoice reasonably detailing the out of pocket expenses incurred as of the Effective Date, for reasonable costs and fees associated with the preparation filing and maintenance of the PATENT RIGHTS (the "PATENT COSTS"). Within thirty (30) days after receipt, LICENSEE shall reimburse LICENSOR for the PATENT COSTS. Thereafter, LICENSEE shall reimburse LICENSOR for all such future PATENT COSTS upon receipt of similar invoices from LICENSOR. LICENSOR shall, in its sole discretion, be ultimately responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in the PATENT RIGHTS. LICENSOR shall diligently furnish to LICENSEE any copies of documents relevant to any such preparation, filing, prosecution, or maintenance of the PATENT RIGHTS so as to allow LICENSEE to participate fully in the preparation and/or prosecution of patent applications.

      7.2 LICENSOR and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed hereunder, executing all papers and instruments or requiring members or employees to execute such papers and instruments so as to enable the Parties to apply for, to prosecute and to maintain patent applications and patents in any country. Each Party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. In particular, each Party must immediately notify the other of any change in qualification status as a "small entity" as provided by the United States Patent and Trademark Office.

      7.3 LICENSEE may elect to surrender its PATENT RIGHTS in any country upon sixty (60) days written notice to LICENSOR. Such notice shall relieve LICENSEE of the obligation to pay PATENT COSTS for that country on a going-forward basis, but shall not relieve LICENSEE from responsibility to reimburse LICENSOR for patent-related expenses incurred prior to the expiration of the (60)-day notice period (or such longer period specified in LICENSEE's notice).

      7.4 With respect to the subject matter disclosed by the PATENT RIGHTS, any further invention, ideas, information, data, writings, products, developments, processes, discoveries, improvements, methods, modifications, reagents, compositions, formulations, materials, and know-how (collectively the "INVENTIONS"), which is conceived, developed or otherwise reduced to practice during the Term of this Agreement, shall be owned by the Parties in proportion to their contribution as inventors in the INVENTIONS. Inventorship shall be determined in accordance with the United States Patent Laws. LICENSEE shall, in its sole discretion, be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in the INVENTIONS, that are solely developed by LICENSEE or jointly developed by the Parties. The obligations of the Parties with respect to the PATENT RIGHTS set forth in Section 7.2 above shall apply as to any joint INVENTIONS but not any sole INVENTIONS of the LICENSEE.

                                  ARTICLE VIII
                                  INFRINGEMENT

      8.1 With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. GEORGETOWN and HOPKINS individually consent to the use of their names if needed for the LICENSEE to procure standing in any such infringement suit. LICENSOR agrees to notify LICENSEE promptly of each infringement of such patents of which LICENSOR is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of LICENSOR and to potential effects on the public interest in making its decision whether or not to sue.

      8.2

            (a) If LICENSEE elects to commence an action as described above, LICENSOR may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether LICENSOR elects to join as a party, LICENSOR shall cooperate fully with LICENSEE in connection with any such action.

            (b) If LICENSOR elects to join as a party pursuant to subparagraph
(a), LICENSOR shall jointly control the action with LICENSEE, and shall assume all of its own costs and an equal share of any official fees or costs.

            (c) If LICENSOR does not elect to join the action, and LICENSORS' participation is required for LICENSEE to bring or sustain such action, LICENSEE shall reimburse LICENSOR for any costs LICENSOR incurs, including reasonable attorneys' fees, as part of an action brought by LICENSEE for which LICENSOR does not voluntarily join.

      8.3 If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to LICENSOR with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE's expenses and costs of such action, including reasonable attorneys' fees; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to LICENSOR with respect to the patent(s) subject to suit for each calendar year. If such fifty percent (50%) of LICENSEE's expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to LICENSOR from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

      8.4 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld.

      8.5 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE and LICENSOR for litigation costs not paid from royalties and then to reimburse LICENSOR for royalties deducted by LICENSEE pursuant to paragraph 8.3. Any remaining recoveries or reimbursements shall be shared equally by LICENSEE and LICENSOR.

      8.6 If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, LICENSOR may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with LICENSOR in connection with any such action.

      8.7 Without limiting the generality of paragraph 8.6, LICENSOR may, at its election and by notice to LICENSEE, establish a time limit of sixty (60) days for LICENSEE to decide whether to prosecute any infringement of which LICENSOR is or becomes aware. If, by the end of such sixty (60)-day period, LICENSEE has not commenced such an action, LICENSOR may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by LICENSOR in good faith, LICENSEE shall pay over to LICENSOR any payments (whether or not designated as "royalties") made by the alleged infringer to LICENSEE under any existing or future sublicense authorizing

LICENSED PRODUCTS, up to the amount of LICENSOR's unreimbursed litigation expenses (including, but not limited to, reasonable attorneys' fees).

      8.8 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, LICENSOR may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with LICENSOR in connection with any such action.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

      9.1 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been abandoned.

      9.2 LICENSOR may terminate this Agreement as follows:

            (a) If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with paragraph 5.4(e)) within forty-five (45) days after the date of notice in writing of such non-payment by LICENSOR.

            (b) If LICENSEE defaults in its obligations under paragraph 10.4(c) and 10.4(d) to procure and maintain insurance.

            (c) If, at any time after ten (10) years from the Effective Date of this Agreement, LICENSOR determines that the Agreement should be terminated pursuant to paragraph 3.2(d).

            (d) If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon LICENSOR giving written to LICENSEE.

            (e) If an examination by LICENSORS' accountant pursuant to Article VI shows an underreporting or underpayment by LICENSEE in excess of 20% for any twelve (12) month period.

            (f) If LICENSEE is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS.

            (g) Except as provided in subparagraphs (a), (b), (c), (d), (e) and
(f) above, if LICENSEE defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by LICENSOR.

      9.3 LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that LICENSEE's interest in such sublicenses shall at LICENSOR's option terminate or be assigned to LICENSOR upon termination of this Agreement.

      9.4 LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to LICENSOR. Upon termination, LICENSEE shall submit a final Royalty Report to LICENSOR and any royalty payments and unreimbursed patent expenses invoiced by LICENSOR shall become immediately payable.

      9.5 Upon termination pursuant to Paragraph 9.2, whether by LICENSOR or by LICENSEE, LICENSEE shall cease all use of the LICENSED PRODUCTS and shall, upon request, return or destroy (at LICENSOR's option) all LICENSED PRODUCTS under its control or in its possession.

      9.6 Paragraphs 3.1(b), 6.1, 6.2, 6.3, 7.4, 9.4, and 10.4 of this Agreement shall survive termination, but shall be interpreted strictly in accordance with the express terms recited therein.

                                    ARTICLE X
                                     GENERAL

      10.1 LICENSOR does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

            10.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 10.2, COMPANY, AFFILIATES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED "AS IS", AND THAT LICENSOR MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED PROCESSES INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. LICENSOR DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND PROCESSES LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, LICENSOR ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF LICENSOR AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND

PROCESSES LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR PROCESS MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED PROCESSES AS DEFINED IN THIS AGREEMENT.

      10.3 LICENSEE shall not transfer distribute or release the LICENSED PRODUCTS to others except to further the purposes of this Agreement. For clarification, LICENSEE shall be permitted to transfer the LICENSED PRODUCTS to a sublicensee, collaborator, subsidiary or AFFILIATE in furtherance of development of diagnostic or therapeutic products. LICENSEE shall protect the LICENSED PRODUCTS at least as well as it protects its own valuable tangible personal property and shall take measures to protect the LICENSED PRODUCTS from any claims by third parties including creditors and trustees in bankruptcy.

      10.4

            (a) LICENSEE shall indemnify, defend and hold harmless LICENSOR and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the "INDEMNITEES"), from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorney's fees and other costs and expenses of litigation) (collectively, "Claims"), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.

            (b) LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to LICENSOR to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

            (c) Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as LICENSOR shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to LICENSOR and the Office of Risk Management of GEORGETOWN. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

            (d) LICENSEE shall provide LICENSOR with written evidence of such insurance upon request of LICENSOR. LICENSEE shall provide LICENSOR with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, LICENSOR shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

            (e) LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than fifteen (15) years.

      10.5 LICENSEE shall not use LICENSORS' name or insignia, or any adaptation of them, or the name of any of LICENSORS' inventors in any advertising, promotional, or sales literature without the prior written approval of LICENSORS. Notwithstanding the foregoing, LICENSEE may disclose the names of GEORGETOWN and HOPKINS in connection with any filing with a regulatory agency such as the FDA, the SEC or an equivalent foreign entity.

      10.6 Without the prior written approval of LICENSOR in each instance, neither this Agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person whether voluntarily or involuntarily, by operation of law or otherwise. This Agreement shall be binding upon the respective successors, legal representatives and assignees of LICENSOR and LICENSEE.

      10.7 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the District of Columbia.

      10.8 LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold LICENSOR harmless in the event of any legal action of any nature occasioned by such violation.

      10.9 LICENSEE agrees (i) to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSED PROCESSES and (ii) to utilize appropriate patent marking on such LICENSED PRODUCTS. LICENSEE also agrees to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

      10.10 Any notices to be given hereunder shall be sufficient if signed by the Party (or Party's attorney) giving same and either (a) delivered in person, or (b) mailed certified mail return receipt requested, or (c) faxed to other Party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to LICENSEE:

                John McCray
                Chief Operating Officer
                Molecular Insight Pharmaceuticals, Inc.
                160 Second Street
                Cambridge, MA 02142
                Tel: 617.492.5554
                Fax: 617.492.5664

If to GEORGETOWN:                       If to HOPKINS:

Martin A. Mullins                       Keith Baker
Office of Technology Licensing          Office of Technology Licensing
Georgetown University                   Johns Hopkins University
Box 571408                              100 North Charles Street, 5th Fl.
Washington, DC 20057-1408               Baltimore, MD  21201

By such notice either Party may change their address for future notices. Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

      10.11 Each Party hereby agrees that it does not intend, by its execution hereof, to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto or a court or other administrative body shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

      10.12 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the Parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the Parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in the District of Columbia. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

      10.13 This Agreement constitutes the entire understanding between the Parties and neither Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing.

      10.14 The Parties hereto acknowledge and agree that: (i) each Party reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

      10.15 The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party hereunder whether of a similar nature or otherwise.

      10.16 Each Party hereby acknowledges that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership or agency relationship, but the Parties shall be considered as research collaborators solely for the purposes of 35 U.S.C. Section 103(c). Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

      10.17 Upon written notice to the other Party of such event, a Party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, each of the Parties agree to resume performance as soon as is reasonably practicable.

      10.18 This Agreement may be executed by the Parties in one or more counterparts. Where there is an exchange of executed counterparts, each Party shall be bound by the Agreement notwithstanding that original copies of the Agreement may not be exchanged immediately. The Parties shall cooperate after execution of the Agreement and exchange by facsimile to ensure that each Party obtains an original executed copy of this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                FOR:                                  FOR:
        GEORGETOWN UNIVERSITY               JOHNS HOPKINS UNIVERSITY



        --------------------                  --------------------
          Martin A. Mullins                       Keith Baker
           Vice President                           Director
   Office of Technology Licensing        Office of Technology Licensing


               1/10/06                               1/12/06
        --------------------                  --------------------
                Date                                  Date




                                      FOR:
                     MOLECULAR INSIGHT PHARMACEUTICALS, INC.



                          -----------------------------
                                   John McCray
                             Chief Operating Officer


                               28 December, 2005
                              --------------------
                                      Date